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                                 EXHIBIT 99.1

                FOURTH TIER DEFINITIVE AGREEMENT PRESS RELEASE


            KEANE ANNOUNCES AGREEMENT TO ACQUIRE FOURTH TIER, INC.

          Acquisition Will Establish Keane In Rapidly Growing Market

               For Enterprise Relationship Management Solutions

     BOSTON, Oct. 6, 1998 -- Leading IT consulting firm Keane, Inc. (AMEX: KEA) today announced it has signed a definitive agreement to acquire Fourth Tier, Inc., a privately-held provider of enterprise relationship management (ERM) consulting services. The transaction will be accounted for as a pooling of interests and is expected to close on or about October 20, 1998, subject to the satisfaction of customary closing conditions. It is anticipated that the purchase of Fourth Tier will be accretive to Keane's earnings.

     Fourth Tier provides Fortune 500 companies with enterprise-wide systems solutions for their customer service, sales and marketing, technical support and product development organizations. These solutions are designed to assist companies in efficiently managing their customer relationships by coordinating, consolidating and integrating each point of contact the enterprise has with its customers. This allows companies to improve their business performance through better customer relationships and by being more responsive, proactive and knowledgeable about customer needs.

     "Enterprise relationship management is a very important market for Keane," said John Keane, Jr., office of the president for Keane, Inc. "We believe the next frontier for significantly improving a company's competitiveness lies in how well it manages its customer relationships. Effectively implementing the best systems to support these processes will be essential to achieving break-through performance."

     "Joining forces with Fourth Tier will position Keane with strong credentials in this rapidly growing market. Fourth Tier has a proven track record of successfully implementing Siebel applications. Over time, Fourth Tier's capabilities will be complemented by other practices that Keane is developing to serve the ERM market," Keane said.

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Keane Announces Agreement to Acquire Fourth Tier, Inc./2

     To become more responsive to customers and address their requirements, companies are structuring their information technology systems for enterprise relationship management. This enables companies to communicate with customers the way they prefer; capture information about the customers through the sales process and pre/post sales processes to deliver higher satisfaction and build ongoing relationships; and integrate the information with all IT systems to strengthen the customer relationship throughout the enterprise.

     "We are very excited about joining the Keane team," said Phil Hui-Bon-Hoa, chief executive officer for Fourth Tier, Inc. "Together, we believe that we can establish a leadership position in the ERM market. Keane's network of over 45 offices throughout North America and the United Kingdom provides a direct sales channel to more than 1,000 Keane clients, most of whom are prospective clients of Keane's ERM solutions."

     John Lynch, president of Fourth Tier, Inc., stated, "Keane's proven project management disciplines will enable us to build upon our legacy of project delivery excellence to pursue larger and more complex projects. In addition, to staff these larger projects, Keane's office network offers us a base of over 10,000 consultants to draw from."

     Fourth Tier has experienced consistent growth over the past three years, growing revenue at a compounded annual growth rate of 295 percent and pre-tax income at 270 percent. Fourth Tier's revenues for the first half of 1998 were $5.4 million, which rose 116 percent over the first half of 1997. Fourth Tier's 1997 revenues were $6.3 million. Keane will issue approximately 950,000 shares of its Common Stock in exchange for all of the outstanding shares and options to acquire shares of Fourth Tier.


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Keane Announces Agreement to Acquire Fourth Tier, Inc./3


ABOUT FOURTH TIER, INC.

     Fourth Tier is a leading systems integrator of enterprise relationship management applications for the front office. The company has performed complex systems implementations for customer service, sales and marketing, and product development departments within medium and large multinational corporations. With headquarters in Los Angeles, Fourth Tier's list of clients includes Honeywell, Yamaha, Schlumberger and Marriott.

ABOUT KEANE, INC.

     Headquartered in Boston, Massachusetts, Keane, Inc. is a $1 billion firm that helps companies plan, build and manage application software to achieve business advantage. Keane does this by adhering to rigorous process and management disciplines and performance metrics incorporated in its six core IT solutions. Keane's world-class services include operations improvement and IT consulting, application development, application outsourcing, year 2000 compliance, help desk outsourcing, and enterprise healthcare solutions. These service offerings are delivered through a network of more than 45 branch offices in North America and the United Kingdom. Information about Keane, which was named the Wall Street Journal's Best 10-Year Stock Performer, is available via the Internet's World Wide Web at http://www.keane.com.

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This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements regarding the expected consummation of the acquisition of Fourth Tier, Inc. and the future benefits Keane expects to derive as a result of such acquisition. There are a number of factors that could cause actual results to differ materially from those indicated. Such factors include, without limitation, the satisfaction of various closing conditions, Keane's success in integrating Fourth Tier, Inc. into its own operations, and the various factors set forth under the caption "Certain Factors That May Affect Future Results" in Keane's annual report on Form 10-K for the year ended December 31, 1997, which important factors are incorporated herein by reference.


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